SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (AMENDMENT NO. 2)*

                                 PROXYMED, INC.
                       -----------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                    744290305
                                    ---------
                                 (CUSIP Number)

                               December 31, 2008
                                 --------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1 (b)
         |X| Rule 13d-1 (c)
         |_| Rule 13d-1 (d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 744290305
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens Offshore SPV I, Ltd.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0539781
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) |_|
                                                            (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0, shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  198,010 shares of Common Stock.  *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  198,010 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          198,010 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.44%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------
 * Based on 13,782,915 shares of the common stock, par value $0.001 per share (the "Shares") outstanding of ProxyMed, Inc., a Florida corporation (the "Company") as of March 31, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2008. As of December 31, 2008,Valens Offshore SPV I, Ltd. ("Valens Offshore I"), Valens Offshore SPV II, Corp. ("Valens Offshore II") and Valens U.S. SPV I, LLC ("Valens US" and together with Valens Offshore I and Valens Offshore II, collectively the "Investors") held 198,010 Shares. Valens Offshore I, Valens Offshore II and Valens US are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No. 744290305
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens Offshore SPV II, Corp.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 26-0811267
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) |_|
                                                            (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0, shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  198,010 shares of Common Stock.  *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  198,010 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          198,010 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.44%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------
 * Based on 13,782,915 shares of the common stock, par value $0.001 per share (the "Shares") outstanding of ProxyMed, Inc., a Florida corporation (the "Company") as of March 31, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2008. As of December 31, 2008, Valens Offshore SPV I, Ltd. ("Valens Offshore I"), Valens Offshore SPV II, Corp. ("Valens Offshore II") and Valens U.S. SPV I, LLC ("Valens US" and together with Valens Offshore I and Valens Offshore II, collectively the "Investors") held 198,010 Shares. Valens Offshore I, Valens Offshore II and Valens US are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No. 744290305
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens U.S.SPV I, LLC
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-8903266
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) |_|
                                                            (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0, shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  198,010 shares of Common Stock.  *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  198,010 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          198,010 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.44%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------
 * Based on 13,782,915 shares of the common stock, par value $0.001 per share (the "Shares") outstanding of ProxyMed, Inc., a Florida corporation (the "Company") as of March 31, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2008. As of December 31, 2008,Valens Offshore SPV I, Ltd. ("Valens Offshore I"), Valens Offshore SPV II, Corp. ("Valens Offshore II") and Valens U.S.SPV I, LLC ("Valens US" and together with Valens Offshore I and Valens Offshore II, collectively the "Investors") held 198,010 Shares. Valens Offshore I, Valens Offshore II and Valens US are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No. 744290305
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON: Valens Capital Management, LLC
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  20-8903345
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  198,010 shares of Common Stock. *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  198,010 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          198,010 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.44 %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------

         * Based on 13,782,915 shares of the common stock, par value $0.001 per share (the "Shares") outstanding of ProxyMed, Inc., a Florida corporation (the "Company") as of March 31, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2008. As of December 31, 2008,Valens Offshore SPV I, Ltd. ("Valens Offshore I"), Valens Offshore SPV II, Corp. ("Valens Offshore II") and Valens U.S.SPV I, LLC ("Valens US" and together with Valens Offshore I and Valens Offshore II, collectively the "Investors") held 198,010 Shares. Valens Offshore I, Valens Offshore II and Valens US are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No. 744290305
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON: David Grin

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Israel
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock. *
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  198,010 shares of Common Stock. *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  198,010 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          198,010 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.44 %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------
* Based on 13,782,915 shares of the common stock, par value $0.001 per share (the "Shares") outstanding of ProxyMed, Inc., a Florida corporation (the "Company") as of March 31, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2008. As of December 31, 2008,Valens Offshore SPV I, Ltd. ("Valens Offshore I"), Valens Offshore SPV II, Corp. ("Valens Offshore II") and Valens U.S.SPV I, LLC ("Valens US" and together with Valens Offshore I and Valens Offshore II, collectively the "Investors") held 198,010 Shares. Valens Offshore I, Valens Offshore II and Valens US are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No. 744290305
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON:  Eugene Grin
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
NUMBER OF    5    SOLE VOTING POWER:  0 shares of Common Stock.*
SHARES       -------------------------------------------------------------------
BENEFICIALLY 6    SHARED VOTING POWER:  198,010 shares of Common Stock. *
OWNED BY     -------------------------------------------------------------------
EACH         7    SOLE DISPOSITIVE POWER:  0 shares of Common Stock. *
REPORTING    -------------------------------------------------------------------
PERSON       8    SHARES DISPOSITIVE POWER:  198,010 shares of Common Stock. *
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          198,010 shares of Common Stock
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          |_|
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.44 %
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------
         * Based on 13,782,915 shares of the common stock, par value $0.001 per share (the "Shares") outstanding of ProxyMed, Inc., a Florida corporation (the "Company") as of March 31, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2008. As of December 31, 2008,Valens Offshore SPV I, Ltd. ("Valens Offshore I"), Valens Offshore SPV II, Corp. ("Valens Offshore II") and Valens U.S.SPV I, LLC ("Valens US" and together with Valens Offshore I and Valens Offshore II, collectively the "Investors") held 198,010 Shares. Valens Offshore I, Valens Offshore II and Valens US are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No. 744290305

Item 1(a).  Name of Issuer: ProxyMed, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            1854 Shackleford Court, Suite 200
            Norcross, Georgia 30093-2924

Item 2(a).  Name of Person Filing: Valens Capital Management, LLC

            This Schedule 13G, as amended, is also filed on behalf of Valens Offshore SPV I, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, Valens Offshore SPV II, Corp., a Delaware corporation, Valens U.S. SPV I, LLC, a Delaware limited liability company , Eugene Grin and David Grin. Valens Capital Management, LLC manages Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp. and Valens U.S. SPV I, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the shares owned by Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp. and Valens U.S. SPV I, LLC.Information related to each of Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp. and Valens U.S. SPV I, LLC, Eugene Grin and David Grin is set forth on Appendix A hereto.

Item 2(b).  Address of Principal Business Office or if none, Residence:

            Madison Avenue, 10th Floor, New York, NY 10017

Item 2(c).  Citizenship:  Delaware

Item 2(d).  Title of Class of Securities: Common Stock ("Common Stock")

Item 2(e).  CUSIP Number:  744290305

Item 3.     Not Applicable

Item 4.     Ownership:

       (a)  Amount Beneficially Owned: 198,010 shares of Common Stock

       (b)  Percent of Class: 1.44%

       (c)  Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 0 shares of Common Stock.*

            (ii) shared power to vote or to direct the vote: 198,010 shares of Common Stock. *

            (iii) sole  power to  dispose  or to direct  the  disposition  of: 0 shares of Common Stock. *

            (iv)  shared  power to  dispose  or to direct  the  disposition  of:
                  198,010 shares of Common Stock. *

Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: |X|

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            Not applicable

Item 7.     Identification and Classification of Subsidiary Which Acquired the
            Securities:  Not applicable

Item 8.     Identification and Classification of Members of the Group:
            Not applicable

Item 9.     Notice of Dissolution of Group: Not applicable

Item 10.    Certification:

            By signing below, I certify to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
-----------------------------------

         * Based on 13,782,915 shares of the common stock, par value $0.001 per share (the "Shares") outstanding of ProxyMed, Inc., a Florida corporation (the "Company") as of March 31, 2008, as disclosed in the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2008. As of December 31, 2008,Valens Offshore SPV I, Ltd. ("Valens Offshore I"), Valens Offshore SPV II, Corp. ("Valens Offshore II") and Valens U.S.SPV I, LLC ("Valens US" and together with Valens Offshore I and Valens Offshore II, collectively the "Investors") held 198,010 Shares. Valens Offshore I, Valens Offshore II and Valens US are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Investors reported in this Schedule 13G, as amended.

CUSIP No. 744290305

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 9, 2009
                                    Date


                                    VALENS CAPITAL MANAGEMENT, LLC


                                    /s/ David Grin
                                    ----------------
                                    David Grin
                                    Principal

CUSIP No. 744290305

APPENDIX A


A. Name: Valens Offshore SPV I, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands

                           335 Madison Avenue, 10th Floor
                           New York, New York 10017
   Place of
   Organization:           Cayman Islands

B. Name:                   Valens Offshore SPV II, Corp. a Delaware corporation

                           335 Madison Avenue, 10th Floor
                           New York, New York 10017
   Place of
   Organization:           Delaware


C. Name: Valens U.S. SPV I, LLC a Delaware limited liability company

                           335 Madison Avenue, 10th Floor
                           New York, New York 10017
   Place of
   Organization:           Delaware


D. Name:                   David Grin

   Business                335 Madison Avenue, 10th Floor
   Address:                New York, New York 10017

   Principal
   Occupation:             Principal of Valens Capital Management, LLC

   Citizenship:            Israel



E. Name:                   Eugene Grin

   Business                335 Madison Avenue, 10th Floor
   Address:                New York, New York 10017

   Principal
   Occupation:             Principal of Valens Capital Management, LLC
   Citizenship:            United States

CUSIP No. 744290305

Each of Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC, Eugene Grin and David Grin hereby agree,by their execution below, that the Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.

Valens Offshore SPV I, Ltd.

Valens Offshore SPV II, Corp.

Valens U.S. SPV I, LLC

By:  Valens Capital Management, LLC
its investment manager

/s/ David Grin
-----------------------------------------
    David Grin
    Principal
February 9, 2009



/s/ David Grin
-----------------------------------------
    David Grin
February 9, 2009



/s/ Eugene Grin
-----------------------------------------
    Eugene Grin
February 9, 2009